Exhibit 10.4

FIRST AMENDMENT TO THE AMENDED AND RESTATED EMPLOYMENT

AGREEMENT BETWEEN LEE A. FORLENZA, AMERITRANS CAPITAL CORPORATION AND ELK ASSOCIATES FUNDING CORPORATION

This First Amendment (hereinafter referred to as the “Amendment”) is dated as of November 12, 2009 to the Amended and Restated Employment Agreement dated as of February 21, 2006 (the "Employment Agreement"), between Lee A. Forlenza (“Executive”), Ameritrans Capital Corporation (“Ameritrans”), and Elk Associates Funding Corporation (“Elk”) (collectively, Ameritrans and Elk are hereinafter referred to as the “Employer”).

WHEREAS, Executive and Employer previously entered into the Employment Agreement which is and remains in full force and effect; and

WHEREAS, Executive and Employer desire to amend the Employment Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.

The Employment Agreement is in full force and effect in accordance with each of the terms, covenants and conditions as set forth therein.

2.

Paragraph 3, Duties and Responsibilities, is hereby amended by adding the following subparagraph b) as follows:

“b) Specific Duties.

In addition to the foregoing, during the remaining term of the Employment Agreement, Executive shall devote such of his business time and skills to Employer as may be reasonably required to work on the liquidation and disposition of the “legacy” portfolio of loans of the Employer as directed by Board of Directors.  Executive shall provide regular updates with respect to these matters as requested by the Board of Directors.  Executive shall perform such services together with such other officers of the Employer who are also assigned to work on these matters.”

3.

Paragraph 4, Compensation and Related Matters, paragraph (d), Other Benefits, is amended by adding the following to the end of said paragraph:

“Executive agrees to waive the contribution by Employer to Executive’s SEP IRA account for the period commencing October 1, 2009 through September 30, 2010.  Beginning with the SEP IRA contribution that would accrue to Executive beginning October 1, 2010, in the event Employer does not pay all or any portion of the scheduled contribution of 15% of Executive’s Base Salary, subject to the applicable IRS maximum contribution limits and the limitations under the plan, then in such event, Executive’s Base Salary shall be increased for the fiscal year in question by the maximum amount of the SEP IRA payment that would have been paid to Executive based upon the 15% contribution rate, subject to the maximum IRS limitation amount and the limitations under the plan, that is not being paid by Employer, and such increase in Executive’s Base Salary shall be paid to Executive in equal monthly payments as an increase in Executive’s Base Salary, and shall be paid together with and at the same time as payments of the Executive’s Base Salary.”

Except as modified herein, each of the other terms, covenants and conditions of the Employment Agreement are hereby ratified and confirmed by Executive and by Employer as if more fully set forth herein, except as otherwise modified by this Amendment.

IN WITNESS WHEREOF,              the parties here to have executed this Amendment to Employment Agreement as of the date first written above.

AMERITRANS CAPITAL CORPORATION              ELK ASSOCIATES FUNDING CORPORATION

By: /s/ Michael Feinsod                                                 By:  /s/ Michael Feinsod_________ _

Michael Feinsod, Chief Executive Officer                   Michael Feinsod, Senior Vice Pres.

EXECUTIVE

By: /s/ Lee A. Forlenza

Lee A. Forlenza